EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the date set forth below, by and between BIOCANCELL THERAPEUTICS, INC., a corporation organized under the laws of the State of Delaware (the “‘Parent”), BIOCANCELL THERAPEUTICS LTD., a company organized under the laws of the State of Israel and a fully owned subsidiary of the Parent, (the “Company” and together with the Parent, the “Companies”), and Ira Weinstein, Israel Identity Number 015476542 of Mishol Uzrad 5/3, Jerusalem, Israel, Fax: 02-587-0869, Email: ira.weinstein@gmail.com (the “Employee”) to be effective as of May 1, 2007 (the “Commencement Date”).

WHEREAS, the Parent and Company desires to employ the Employee as its Chief Financial Officer and Chief Operating Officer and the Employee desires to serve in such position and engage in such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1. Employment.

(a) The Company agrees to employ the Employee as its Chief Financial Officer and Chief Operating Officer and the Parent shall employ the Employee as its Chief Financial Officer and Chief Operating Officer commencing on the Commencement Date and the Employee agrees to be employed by the Companies as such on the terms and conditions set forth hereinafter.

(b) The Employee’s duties and responsibilities shall include but not be limited to those duties and responsibilities customarily performed by a its Chief Financial Officer and Chief Operating Officer (the “Services”) and the Employee hereby declares that the Employee’s background, education and professional standing are commensurate with his position hereunder. The Employee shall be under the direct supervision of and comply with the directives CEO of the company.

(c) Excluding periods of vacation, sick leave and military reserve service to which the Employee is entitled or required, the Employee agrees to devote total attention and all of his full working time to the business and affairs of the Companies as required in order to discharge the responsibilities assigned to the Employee hereunder. During the term of this Agreement, the Employee shall not be engaged in any other employment nor engage actively in any other business activities or in any other activities which may hinder his performance hereunder, with or without compensation, for himself or for any other person, firm or company, without the prior written consent of the Companies, which consent shall not be unreasonably withheld.

(d) The parties hereto confirm that this is a personal services contract and that the relationship between the parties hereto shall not be subject to any general or special collective employment agreement or any custom or practice of the Companies in respect of any of its other employees or contractors, to the fullest extent permitted by law. The Employee hereby represents and warrants to the Companies that the execution and delivery by him of this Agreement and the fulfillment and performance of the terms hereof: (i) does not conflict with any agreement by which he is bound and (ii) does not require the consent of any person or entity. The Employee represents and warrants that he will not use during the course of his employment with the Companies any trade secrets or proprietary information which is the property of the Employee’s previous employer(s) in such a manner that may breach any confidentiality or other obligation the Employee may have with such former employer(s).

(e) The duties of the Employee in accordance with this Agreement involve duties which require of him special personal care and loyalty, and therefore the directives of the Work Hours and Rest Law, 1951, or any law to be enacted in its place, will not be applicable to the Employee or to his activities which he will perform for the Companies and as such, the Employee will not be entitled to remuneration according to the Work Hours and Rest Law, 1951.

2. Salary.

(a) The Companies shall pay Employee an aggregate gross monthly salary in NIS equal to $8,000 (eight thousand) US dollars according to the representative exchange rate of NIS/US dollars on the date of payment (the “Salary”), which shall be paid not later than the 9th day of each month with respect to the preceding month, in accordance with the Companies’ payroll practices. The Employee shall be entitled to receive cost-of-living adjustments “Tosefet Yoker” or other statutory or mandatory required increase in salary. The Companies shall deduct from the Salary all national insurance fees, health insurance fees, income tax and any other amounts required by law, and shall provide the Employee with requisite documentation regarding such deductions. The Salary does not include reimbursement of expenses for transportation to and from the Employee’s workplace which shall be paid in addition to the Salary.

(b) The Salary includes remuneration for working overtime and on days of rest, and the Employee shall not be entitled to any further remuneration or payment whatsoever other than the Salary and/or benefits, unless expressly specified in this Agreement. The Employee acknowledges that the Salary to which the Employee is entitled pursuant to this Agreement constitutes due consideration for the Employee working overtime and on days of rest.

(c) The amount payable hereunder will be reviewed annually during the term of this Agreement.

(d) The Employee hereby acknowledges and agrees that severance pay, if entitled to be received, shall be calculated solely on the basis of the Salary.

3. Employee Benefits.

The Employee shall be entitled to the following benefits, commencing immediately:

(a) Sick Leave. The Employee shall be entitled to sick leave each year as provided by law. The Employee may carry forward any unused sick leave, not to exceed the maximum prescribed by law, but shall not be entitled to any payment for unused sick leave.

(b) Vacation. The Employee shall be entitled to an annual vacation of 22 working days per year. A “working day” shall mean Sunday to Thursday inclusive. This shall increase one (1) day annually up to a maximum of 24 working days. Subject to the provision of due and reasonable prior notice, the Companies may require the Employee to take leave and such leave will be deducted from the vacation days to which the Employee is entitled under this Agreement.

(c) Annual Recreation Allowance (Dme’j Havra’a). The Employee shall be entitled to annual recreation allowance, according to applicable law.

(d) Manager’s Insurance. The Companies shall contribute each month an amount equal to 13-1/3% of the Salary for the preceding month to a Managers Insurance (Bituach Menahalim) policy (the “Policy”) through an agency and with an insurance company, to be selected by the Employee, to be divided as follows: (i) 8-1/3% towards severance pay (the “Company’s Severance Contribution”); and (ii) 5% toward provident (compensation) payments, subject to deduction of 5% from the Employee’s Salary, as detailed below. In addition the Companies shall pay up to 2-l/2% of the Salary towards loss of working capacity disability insurance (depending on the cost to the Companies necessary to provide coverage) to be purchased by the Companies. The Employee agrees that the Companies shall deduct from the Salary an amount equal to 5% of the Salary for the preceding month, and shall pay such amount as premium payable in respect of the provident compensation component of the Policy. In the event that there is a difference in the Employee’s favor between the amount to which he is entitled to receive pursuant to the Severance Compensation Law – 1963 and the severance payment amount (including linkage and interest) that is in the Managers Insurance, the Company shall pay that difference. The Company shall be obligated to pay such difference whether the termination of the Employee’s employment is at the Employee’s initiative or the Company’s, except in the case of termination pursuant to paragraph 6, below. Notwithstanding the foregoing, in any event of termination without Cause, as defined herein and below, whether initiated by the Company or the Employee, the amount accumulated in the Managers Insurance shall be released and transferred to the Employee.

(e) Education Fund Contributions. At the end of each month during the employment of Employee hereunder (on such day as is consistent with the Companies’ general practices), the Companies shall pay an amount equal to 7-1/2% of the Salary for the preceding month to on Education Fund (Keren Hishtalmut) designated by the Companies (the “Fund”), and the Employee agrees that the Companies shall deduct from the Salary an amount equal to 2-1/2% of the Salary for the preceding month and pay the same to the Fund. Use of these funds shall be in accordance with the by-laws of such fund. Any amounts contributed by the Company and the Employee in terms hereof which exceed the maximum permitted under the Law for tax purposes (the “Excess Amounts”), shall be contributed to the Educational Fund, subject to withholding requirements.

(f) Additional Benefits. The Company shall provide the Employee with a mobile phone, (the “Phone”) and a laptop computer, all of which shall be used solely for the purpose of performing the Services. The Company will bear all of the Employee’s communication (telephone, fax, Internet) and travel expenses spent by him for the company’s purposes, against duly issued invoices and receipts and the taxes due from them.

(g) Company Car. For the purpose of fulfilling his duties, the Company will provide the Employee with a leased car (the “Car”) and will place the Car at his disposal under the terms of the Company’s general leasing plan, and provided that the Employee sign the Company’s standard “Car Policy” as may be in effect from time to time. The Employee’s use of the Car will be pursuant to the following provisions:

(i) The Car can be reasonably used solely in Israel for recreational use. The Company will bear all costs related to the use and upkeep of the Car in accordance with the Company’s Car Policy and excluding any fines for traffic related violations and alike. Such payments shall be the Employee’s responsibly and should be paid immediately when required by applicable law.

(ii) The Employee hereby represents and warrants that he read and understands the leasing agreement with the leasing company and the Company’s Car Policy; and by executing this Agreement, he undertakes upon himself all of the Company’s Obligations, towards the leasing company, concerning the use, upkeep, maintenance and operation of the Car. The Companies shall arrange the use of the Car for family members.

(iii) Immediately upon the conclusion of the employer-employee relationship, the Employee shall make the Car available to the Company in proper making condition. The Car shall not be used by the Employee as a lien.

(iv) It is hereby clarified that the Car shall not be a considered a salary component for the purposes of determining the benefits to which the Employee is entitled to under this Agreement.

(h) Taxes on Benefits. It is hereby expressly agreed that all tax consequences of the benefits related to the Phone and the Car and communication expenses shall be borne by the Companies. The Company shall provide the Employee with an appropriate company car, at or equivalent to a standard level 3 (three) car (the “Company Car”) to be placed at the Employee’s disposal, for his business and personal use. Taxes related to these benefits shall be paid by the Company and shall not affect the Employee’s net Salary.

4. Expenses. The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred in connection with the performance of the Services hereunder in accordance with the Companies’ reimbursement policy in effect at such time. The Employee hereby acknowledges that once reimbursement has been received for goods purchased by the Employee on behalf of the Companies, such goods shall become the sole property of the Companies.

5. Options. The Parent shall grant the Employee options (the “Options”) to purchase 150,000 shares of Common Stock of the Parent at an exercise price of $0.01 per share, pursuant to the terms and conditions of a Stock Option Agreement to be entered into between the Parent and the Employee and subject to the Parent’s Stock Option Plan. The Options shall be granted pursuant to Section 102 of the Income Tax Ordinance [New Version], 1961 under the Capital Gains Track. The Options shall vest quarterly over a period of three (3) years; provided however that in the event the Employee is terminated, all of the Options not yet vested shall immediately vest and all of the Employee’s rights in respect of the Options shall terminate sixty (60) months from the date of termination; and further provided that upon the Parent consummating any transaction that entails an M&A Transaction (as defined below), all unvested Options shall be accelerated so that such Options shall be immediately vested in full as of the date of such M&A Transaction. “M&A Transaction” shall mean: (i) any merger or consolidation of the Parent with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Parent, or the sale of all or substantially all of the Parent’s assets or shares, or any other corporate reorganization or transaction in which control of the Parent is transferred, and in which, consolidation, merger, sale of assets, sale of shares, reorganization or change of control transaction, substantially all of the stockholders of the Parent receive cash or securities of another corporation or corporations as a result of such, consolidation, merger, sale of assets, sale of shares, reorganization or change of control transaction, but excluding a transaction in which shareholders of the Parent prior to the transaction will maintain voting control of the resulting entity (or its parent) immediately following the transaction; and (ii) the initial public offering of the shares of the Parent. The Stock Option Agreement shall include a provision allowing for a cashless exercise. The Options shall terminate ten (10) years following the date of grant.

6. Term and Termination.

(a) The term of employment under this Agreement shall commence on the Commencement Date and will continue until mutually agreed to by the parties or terminated under the following circumstances:

(i) Death or Disability. The death or disability of Employee (for purposes of this Section 8, “disability” shall be deemed to have occurred if Employee is unable, due to any physical or mental disease or condition, to perform his normal duties of employment for (A) three (3) successive months, or (B) one hundred twenty (120) days in any twelve (12)-month period;

(ii) Cause. Either of the Companies may terminate the Employee’s employment for Cause, in which case (subject to applicable law) employment shall cease immediately. For purposes of this Agreement, “Cause” shall mean and include: (a) conviction of any felony involving moral turpitude affecting the Parent or its subsidiaries; (b) action taken by the Employee intentionally to harm either of the Companies; (c) embezzlement of funds of the Parent or its subsidiaries; (d) intentional falsification of records or reports; (e) direct ownership of an interest in a person or entity (other than a minority interest in a publicly traded company) in competition with the products or services of the Company, the Parent or its subsidiaries, including those products or services contemplated in a plan adopted by the Company’s or Parent’s Board of Directors; (f) any breach of the Employee’s fiduciary duties or duties of care to the Parent or Company (except for conduct taken in good faith) which, to the extent such breach is curable, has not been cured by Employee within thirty (30) days after his receipt of notice thereof from Parent or Company, as applicable, containing a description of the breach or breaches alleged to have occurred; (g) any material breach of this Agreement which has not been cured by Employee within thirty (30) days after his receipt of notice thereof from Company or Parent, as applicable, containing a description of the breach or breaches alleged to have occurred; (h) any breach of the Proprietary Information, Non-Competition and Assignment of Inventions Agreement in the form attached hereto as Exhibit A, by the Employee; and (i) any other act or omission that constitutes “cause” under the laws of any jurisdiction in which the Company or Parent conducts its business and in which the Employee is employed at the time of such act. In the event of termination for Cause, the Employee’s entitlement to severance pay will be subject to Sections 16 and 17 of the Severance Pay Law 5713 – 1953 (the “Severance Law”).

(iii) Termination by Parties. Each party may terminate this agreement for any reason and without the obligation to provide a reason or conduct any prior hearing, upon providing four (4) months prior written notice to the other party. The Employee acknowledges and agrees that he has been given ample opportunity to consider the aforesaid waiver and further acknowledges that the Salary includes due consideration for such waiver.

(b) During the period following notice of termination by any party for any reason, the Employee shall cooperate with the Companies and use his best efforts to assist the integration into the Companies organization of the person or persons who will assume the Employee’s responsibilities. The Companies, in their sole discretion, reserve the right to cease the Employee’s employment without notice and pay him the Salary for the notice period he is entitled to.

(c) In the event of any termination of his employment for whatever the reason, unless otherwise agreed by the parties, the Employee will promptly deliver to the Companies all (i) documents, data, records and other information pertaining to his employment or any Proprietary Information (as defined in Exhibit A) or Company Intellectual Property (as defined in Exhibit A), and (ii) any other equipment belonging to the Companies in the Employee’s possession, and the Employee will not take with his any documents or data, or any reproduction or excerpt of any documents or data, containing or pertaining to his employment or any Proprietary Information or Company Intellectual Property.

(d) Upon termination pursuant to this Section 8, Employee (or his estate or guardian in the event of termination pursuant to subsection 8(a)(i) above) shall be entitled to receive the Salary accrued but unpaid as of the date of termination, and accrued vacation pay and all other payments required by law, except that if such termination occurs in the circumstances set forth in Sections 16 and 17 of the Severance Law, the Companies shall not be obligated to transfer, or cause to be transferred, to Employee the Company’s Severance Contribution comprising a portion of the Policy.

7. Employee Proprietary Information, Non-Competition and Assignment of Inventions Agreement. The Employee shall execute the Proprietary information, Non-Competition and Assignment of Inventions Agreement in the form attached hereto as Exhibit A.

8. Reserve Duty. The Employee shall continue to receive the Salary and such other benefits set forth in this Agreement provided for hereunder during periods of military reserve duty, provided that the Employee supplies the Company with the army form for the National Insurance Institute. The Employee hereby assigns and undertakes to pay to the Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

9. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, email, postage prepaid, addressed to the respective addresses listed above or last given by each party to the other, except that notice of change of address shall be effective only upon receipt.

10. Miscellaneous.

(a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. Failure by any party to enforce any provision of this Agreement will not be deemed a waiver of future enforcement of that or any other provision.

(b) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflicts-of-law. All references to applicable law are deemed to include all applicable and relevant laws and ordinances and all regulations and orders promulgated there under, unless the context otherwise requires.

(c) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(d) This Agreement and the Proprietary Information, Non-Competition and Assignment of Inventions Agreement constitute the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

(e) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal personal representative.

(f) The provisions of the Proprietary Information, Non-Competition and Assignment of Inventions Agreement attached hereto as Exhibit A shall survive the rescission or termination, for any reason, of this Agreement, and shall survive the termination of the Employee’s employment with the Company.

(g) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. All references in the masculine form include the feminine and vice versa.

(h) The parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. Nothing in this agreement shall derogate from the Employee’s rights according to applicable law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has executed this Agreement as of April 4, 2006.

Employee:

Name: Ira Weinstein

/s/ Ira Weinstein
Signature

Company:	Company:

BIOCANCELL THERAPEUTICS LTD.	BIOCANCELL THERAPEUTICS LTD
By: Avi Barak	By: Avraham Hochberg
Title: CEO	Title: Chairman

/s/ Avi Barak	/s/ Avraham Hochberg
Signature:	Signature:

Parent:	Parent:

BIOCANCELL THERAPEUTICS, INC.	BIOCANCELL THERAPEUTICS INC.
By: Avi Barak	By: Avraham Hochberg
Title: CEO	Title: Chairman

/s/ Avi Barak	/s/ Avraham Hochberg
Signature:	Signature:

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION, NON-COMPETITION AND INVENTIONS AGREEMENT

I acknowledge that as a result of my employment, I may develop, receive, or otherwise have access to confidential or proprietary information, which is of value to BioCancell Therapeutics Ltd. and BioCancell Therapeutics, Inc. (together with any affiliate, parent company or subsidiary, the “Company”). I therefore agree, as a condition of my employment, as follows:

1. Nondisclosure.

1.1 Recognition of Company’s Rights: Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Company’s Proprietary Information. I hereby assign to the Company, without any further royalty or payment, any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques including such developed by me during my employment in the Company’s field of business, research or development, (excluding inventions not assignable under Section 2.5, hereinafter collectively referred to as “Inventions”); and (b) information regaining plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, supplied and customers; and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, to whatever extent and in whichever way I wish.

1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

1.4 No Improper Use of Information of Prior Employer and Others. During my employment with the Company, I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2. Assignment of Inventions.

2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

2.2 Prior Inventions. I hereby confirm that all rights that I may have in any and all Inventions, are in the sole ownership of the Company. I hereby transfer and assign in whole to the Company any and all of my rights, title and interest in any and all Inventions. If ever any doubt shall arise as to the Company’s rights or title in the Property Rights and it shall be asserted that I, allegedly, am the owner of any such rights or title, then I hereby irrevocably transfer and assign in whole to the Company without any further royalty or payment any and all of my rights, title and interest in any and all Inventions I have attached hereto as Schedule A, a complete list of all inventions to which I claim ownership (the “Prior Inventions”) and that I desire to remove from the operation of this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreements. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Agreement. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-tree, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

2.3 Disclosure of Inventions. I will promptly disclose in writing to the Company all Inventions, made or discovered or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will also disclose to the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company and related to the Company’s business. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to this Agreement.

2.4 Assignment of Inventions. Subject to Sections 2.5, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions”.

2.5 Nonassignable Inventions. This Agreement will not be deemed to require assignment of any invention which was developed entirely on my own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and neither related to the Company’s actual business, research or development nor resulted from work performed by me for the Company.

2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to any third party, including without limitation government agency, as directed by the Company.

2.7 Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are the sole property of the Company pursuant to applicable copyright law.

2.8 Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

2.9 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, any Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after any termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

2.10 For the removal of any doubt, it is hereby clarified that the provisions contained in Sections 2.2, 2.3 and 2.4 above will apply also to any “Service Inventions” as defined in the Israeli Patent Law, 1967 (the “Patent Law”). However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights act forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights.

3. Records. I agree to keep and maintain adequate and current records (in the form, of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. Competitive Activities. I agree that, during the period of my employment by the Company and for a period of one (1) year thereafter. I will not, directly or indirectly, engage in any employment or business activity, or hold an interest in any business, which is competitive with the business of the Company; provided, however, that I may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. I further agree that for the period of my employment by the Company and for a period of one (1) year thereafter, I will not induce any employee of the Company to leave the employ of the Company.

5. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. Return of Company Documents. When I leave the employ of the Company, I will promptly deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

7. Notification of New Employer. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

8. General Provisions.

8.1 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

8.2 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

8.3 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

8.4 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

8.5 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions or agreements between us with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both parties hereto. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict-of-law.

This Agreement shall be effective as of my first day of employment with the Company.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

ACCEPTED AND AGREED TO:

Name: Ira Weinstein

/s/ Ira Weinstein
Signature

Company:	Company:

BIOCANCELL THERAPEUTICS, LTD.	BIOCANCELL THERAPEUTICS LTD.
By: Avi Barak	By: Avraham Hochberg
Title: CEO	Title: Chairman

/s/ Avi Barak	/s/ Avraham Hochberg
Signature:	Signature:

Parent:	Parent:

BIOCANCELL THERAPEUTICS, INC.	BIOCANCELL THERAPEUTICS INC.
By: Avi Barak	By: Avraham Hochberg
Title: CEO	Title: Chairman

/s/ Avi Barak	/s/ Avraham Hochberg
Signature:	Signature: